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                                                                    EXHIBIT 99.8
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                   [LETTERHEAD OF BEAR STEARNS APPEARS HERE]


                               December 18, 1996



Eljer Industries, Inc.
17120 Dallas Parkway, Suite 205
Dallas, TX  75248

Attention:  Scott G. Arbuckle
            Chairman of the Board

Dear Sirs:

We understand that Zurn Industries, Inc. has agreed to acquire all of the outstanding common stock of Eljer Industries, Inc. ("Eljer") for a price of $24.00 per share in cash, under the terms of a merger agreement (the "Merger Agreement") dated December 14, 1996 (the "Transaction"). You have provided us with the Merger Agreement.

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Eljer.

In the course of our analyses for rendering this opinion, we have:

        1.  reviewed the Merger Agreement;

        2. reviewed Eljer's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 29, 1991, January 3, 1993, January 2, 1994, January 1, 1995 and December 31, 1995, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 29, 1996;

        3. reviewed certain operating and financial information, including projections, provided to us by management relating to Eljer's business and prospects;

        4. met with certain members of Eljer's senior management to discuss its operations, historical financial statements and future prospects;

        5. reviewed the historical prices and trading volumes of the common shares of Eljer;

        6. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable Eljer;
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Eljer Industries, Inc.
December 18, 1996
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        7.  reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Eljer; and

        8. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Eljer. With respect to Eljer's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Eljer as to its expected future performance. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of Eljer that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Eljer. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of Eljer.

We have acted as financial advisor to Eljer in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Eljer and does not constitute a recommendation to the stockholders of Eljer about whether to tender their shares. This letter may be included in its entirety in the Schedule 14D-9 or other documents distributed to the shareholders of Eljer in conjunction with the Transaction (but any reference to or description of the opinion expressed herein in any such Schedule 14D-9 or other document or any other public reference to this letter shall be subject to our prior written consent). This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent.



                              Very truly yours,

                              BEAR, STEARNS & CO. INC.


                              By: /s/ Sheldon I. Stein
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                                 Senior Managing Director